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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the Registration Statement of the VEL II Account of Commonwealth Annuity and Life Insurance Company on Form N-6 of our report dated April 17, 2008, relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our report dated March 31, 2008, relating to the financial statements of the VEL II Account of Commonwealth Annuity and Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Service Providers-Independent Registered Public Accounting Firm" and "Independent Registered Public Accounting Firm" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 21, 2008